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                                                                    Exhibit 23.3


                           [LETTERHEAD OF R. W. BECK]

January 21, 2000


Tenaska Georgia Partners, L.P.
1044 N. 115 Street
Suite 400
Omaha, Nebraska  68154-4446

Ladies and Gentlemen:

SUBJECT:      TENASKA GEORGIA PARTNERS, L.P.
              $275,000,000  9.50% SENIOR SECURED BONDS DUE 2030

This letter is furnished relating to the exchange by Tenaska Georgia Partners, L.P. (the "Registrant") of $275,000,000 principal amount of unregistered 9.50% Senior Secured Bonds Due 2030 (the "Old Bonds") for $275,000,000 of registered 9.50% Senior Secured Bonds Due 2030 (the "New Bonds"), as more fully described in the Registration Statement on Form S-4, filed with the Securities and Exchange Commission by the Registrant (the "Prospectus"), and prepared in connection with the issuance of the New Bonds.

R. W. Beck, Inc. ("Beck") was retained by the Registrant to act as the Independent Engineer in connection with the issuance of the Old Bonds and it prepared an Independent Engineer's Report dated November 3, 1999 (the "Report") which is included as Appendix B to the Prospectus. We hereby consent to the inclusion of the Report in the Prospectus and to references to Beck in the Prospectus under the heading "Prospectus Summary Independent Consultant's Reports - Independent Engineer's Report" and under the heading "Experts."

Very truly yours,
R. W. BECK, INC.



/s/ Kenneth V. Marino
Principal


KVM:pd



File: Tenaska Bonds-ltr-e
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